Exhibit 99.(d)(ix)

Addendum to Management Agreement

between Lord Abbett Research Fund, Inc. and

Lord, Abbett & Co. LLC

Dated April 1, 2018

Effective April 1, 2018, Lord, Abbett & Co. LLC and Lord Abbett Research Fund, Inc. on behalf of its series, Lord Abbett Calibrated Dividend Growth Fund (the “Fund”), do hereby agree that the annual management fee rate for the Fund with respect to paragraph 2 of the management agreement dated June 10, 1992 (“Management Agreement”), shall be as follows:

0.55% on the first $2 billion of the Fund’s average daily net assets; and

0.49% on the Fund’s average daily net assets over $2 billion.

For purposes of Section 15(a) of the Act, this Addendum and the Management Agreement shall together constitute the investment advisory contract of the Fund.

[Signatures follow on next page]

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

LORD ABBETT RESEARCH FUND, INC.

BY:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary

Dated: April 1, 2018